2 0 2 1 A N N U A L R E P O R T 9706829 2021 Annual Report | JH 2.22 | Printed in the USA 2021 ANNUAL REPORT 2 0 2 1 A N N U A L R E P O R T 97068 9 021 Annual Report | JH .22 | Printed in the USA 2021 ANNUAL REPORT

A Journey of SERVICE, BY THE NUMBERS

For more than 50 years, Fastenal has been on a journey to impact an ever-greater span of the supply chain for industrial and construction supplies and, in turn, provide ever-greater value to our customers. As illustrated in the statistics below, today that means managing our customers' inventory locally so they can step away from those burdens. It means providing solutions that help them reduce their total cost of ownership and operate more productively. Above all, it means ensuring a resilient and efficient supply chain – from the source, to the last mile, to the point of use – so they can keep their businesses moving full speed ahead in a volatile world.

PEOPLE

20,507
EMPLOYEES
71% directly serve our customers

627,000
FASTENAL SCHOOL OF BUSINESS TRAININGS COMPLETED
17 hours of training per FT employee and 9 hours of training per PT employee (on average)

520+
HIGHLY-TRAINED SPECIALISTS
engineering, safety, Lean Six Sigma, metalworking, construction, solutions, national accounts

PROXIMITY

3,209
IN-MARKET SELLING LOCATIONS
(including 1,416 Onsite locations) spanning 25 countries

90%
OF PRODUCT TONNAGE SHIPS ON OUR INTERNAL TRUCKING FLEET
reducing cost and enhancing service

57%
OF OUR $1.5 BILLION IN INVENTORY IS STAGED LOCALLY
for same-day fulfillment

SOLUTIONS

92,874
WEIGHTED FASTVEND/FASTBIN INSTALLATIONS (MEUs)
and ~12,000 leased check-in/check-out lockers (non-weighted)

92%
OF TOTAL REVENUE
*comes from customers utilizing more than one of our sales channels and tools, with 68% of total revenue coming from customers utilizing four or more**

43%
OF TOTAL REVENUE
*comes from our Digital Footprint***

DIFFERENTIATORS

180+
SUPPLY CHAIN PROFESSIONALS
dedicated to sourcing, quality, and logistics functions, including 70+ experts positioned outside North America

377 Million
PRODUCTS MANUFACTURED, MODIFIED, OR REFURBISHED
by our in-house manufacturing and industrial services divisions

944
CUSTOMER SITE EVALUATIONS PERFORMED
by our Lean Solutions team to uncover sources of supply chain waste

* Sales channels and tools include branch, Onsite, Fastenal Managed Inventory (FMI), national accounts, and web.

** Our Digital Footprint is a combination of our sales through FMI Technology (FASTStock, FASTBin, and FASTVend) plus that portion of our eCommerce sales that do not represent billings of FMI services.

TABLE OF CONTENTS

INSIDE BACK COVER: Directors | Executive Officers | Corporate Information

1-3 Letters to Shareholders and Employees

4-5 10-Year Selected Financial Data and Financial Highlights

6 Stock and Financial Data

7 Stock Performance Highlights

8 A Focus on Productive Growth

SHAREHOLDER OF FASTENAL Thank you for being a Similar to prior years, we hope you find this annual report useful in understanding our business, our future, and most importantly, the “something special” that is the culture of the Blue Team. One year ago, we felt normalcy might be returning. New vaccines were arriving to help societies battle the pandemic, and the medical community was learning new methods to treat those afflicted with the virus. Unfortunately, things are rarely so simple. Societies are often underserved by those asked to lead and inform. We’re also subject to our own fears and biases, especially in times of stress. A virus created a generational challenge. At times, humanity has made it worse. Fortunately, we continue to find success as an organization, albeit not always in ways we expect. Holden Lewis, our chief financial officer, made an interesting comment a few months ago in a conversation with an investor. We were discussing the lower level of Onsite and FMI Technology signings during the pandemic period. (See lower right for descriptions of these and the other bolded terms on this page.) When asked about the cause, he explained customers sought our help in different ways during the last two years. In 2020, they asked for help keeping their employees and customers safe – this meant help with safety products. The Blue Team used our deep product knowledge, our extensive quality systems, and our vast supplier network to help customers find high-quality safety products. In 2021, supply chains were shattered, and the customer ask expanded to include more types of products. Our strength is finding solutions to these types of supply chain problems. During this period, we believe our opportunities fundamentally improved in two ways. First, we sold to a wider range of customers, adding new healthcare and government customers. This expanded marketplace is now familiar with the value of the Fastenal supply chain. Second, at the start of the pandemic, we closed the front doors to our local branches. (For background, we deliver most of our sales to customer facilities, so most of our product goes out the back door, so to speak.) We closed the front door to protect our employees and our customers. With the front door closed, and with customers quickly modifying their buying habits, we tweaked our existing branch format to create the Customer Service Branch (or CSB). We also developed a new branch format, the Customer Fulfillment Center (or CFC). These modified branch formats dovetail quite nicely with the needs of the marketplace, with our Onsite network, and with our distribution network. Our in-market servicing locations (CSBs, CFCs, and Onsite locations) are all complemented by our expanding Digital Footprint. We believe in transparency. Similar to last year, we felt it would be helpful to share a section from the Blue Team Report (the new name for our annual report to employees). The next two pages include the index and lead-in letter from the current report. As you can see from the index, there are a lot of great things going on at Fastenal. Similar to last year, the final item noted is an article by our founder, Bob Kierlin. Not surprising, Bob continues to actively support the Blue Team, even in retirement. We will always approach things in a simple way at Fastenal. Believe in people. Always strive to pursue a common goal: Growth Through Customer Service. And enhance our ability to serve by finding great people, asking them to join, and then giving them a reason to stay. Good luck in 2022, and thank you for your belief in the Blue Team at Fastenal. Go Blue! DANIEL L. FLORNESS President and Chief Executive Officer ONSITE A Fastenal servicing location dedicated to, and usually situated within, a customer facility. FMI TECHNOLOGY A suite of solutions to illuminate and efficiently manage customers’ planned product needs. Includes FASTStock (manual bin stock service enhanced with mobility technology), FASTBin (bin devices with embedded technology for remote inventory monitoring), and FASTVend (specialized devices providing access controls and asset and usage tracking, in addition to remote inventory monitoring). CSB Similar to our legacy branch model, there’s still a front room where walk-in customers (primarily contractors) can shop for products. The difference: a more targeted inventory profile and an industrial look and feel. CFC These branches function like “mini distribution centers,” with limited hours for will-call pickup, dense industrial shelving, and a lean market-based inventory strategy to support local supply chain needs. DIGITAL FOOTPRINT A combination of our sales through FMI Technology (see adjacent definition) plus that portion of our eCommerce sales that do not represent billings of FMI services. DEFINITIONS 2021 ANNUAL REPORT 1

For the runners in the crowd, you will get where I’m going with this line of thought. For the rest of you, let me share some things I’ve learned from a little internet research. (Hopefully the following information is accurate; you know, I read it on the internet, so it must be true.) The human body can store a finite amount of glycogen, and these reserves typically run out after about 18 to 20 miles of running. At this point, your ability to take in carbohydrates before (and during) the race, your ability to stay hydrated during the race, your body’s ability to convert fat and protein to energy (a very inefficient process), and your attitude dictate what happens over the last six to eight miles. Fortunately for most of us, this is not something we regularly encounter; however, we all know the feeling of pushing beyond what we thought was possible. After two years of the pandemic, we are approaching the 18 to 20 mile mark. And yes, we can complete this marathon. Last year, my letter centered on five (non- virus) storylines that stood out for 2020. These qualities shone through during the toughest days of the pandemic, and they bear repeating as we push toward the finish line. 1. We run faster (and learn faster) than anyone else. 2. We don’t fracture; we rally to support each other. 3. When we point a finger, it’s usually at ourselves. 4. We have the skill set to help others, and the confidence to stay focused. 5. We always build for the future. One year ago, we had multiple vaccines in the final stages of approval (this comment applies to the planet, not just one or several societies), and we were in the starting days of vaccine deployment across the globe. The world breathed a sigh of relief … yet twelve months later, our headlines are still dominated by the pandemic. Why? It might be an outgrowth of an endless 24/7 media cycle, which often serves not to inform but rather to inflame the anxieties of society; and perhaps it centers on four words: trust, arrogance, inclusion, and blame. These concepts often determine success or failure when tackling a problem, and they take on special meaning in the context of the Blue Team. When thinking of Trust within the Blue Team, the concept to emerge is a belief in everyone’s ability to put self and others in balance and to discover the best solution to a problem. When thinking of Arrogance within the Blue Team, the concept to emerge is its opposite: humility. We are self-aware enough to appreciate we are all “full of it” periodically; therefore, we listen to and share ideas with each other to discover the best solution to a problem. When thinking of Inclusion within the Blue Team, the concept to emerge is a belief in people. We believe in the intentions of others, we believe in each other, and we believe having a variety of different perspectives helps us discover the best solution to a problem. When thinking of Blame within the Blue Team, what emerges is a two-part question: Why does it matter, and how does it help? Instead of pointing fingers, we take steps to discover the best solution to the problem, then act accordingly. Sorry for the serious nature of this year’s letter. Perhaps we are all impacted by the lack of human contact in the last two years. AN EXCERPT FROM THE 2021 BLUE TEAM REPORT COMPLETING Marathon the Fastenal Wears a Crisis Well Holden Lewis EVP Insights Casey Miller, Bill Drazkowski & Jeff Watts The Next Chapter in an Amazing Success Story Kris Van Dalen Evolution of the Branch Sally Olson & Katy Pickett Another Year of International Success Jeff Watts & Our International RVPs Many Hands Worked Really Hard Will Roedeske & Walter Tate Embracing INNOVAtion Eric Rea Building the Blue Team Mel Skadson Predictive ROA Tool: Your Roadmap to Productive Growth Kim Stanislawski & Clint Coley A Hub Manager Perspective on LIFT Mike Estell Delivering a Better Direct-Ship Program Kirk Talmontas The Teamwork Behind the Machine Jeff Hicks & Our 2021 Solutions Top Performers Where Industry Meets Innovation Brooke Mlsna The Latest Tools in Our Technology Toolbox IT and FMI Technology Teams Government Opportunities Are All Around Us Kevin Fitzgerald Blue Team Sports Highlights Casey Severson Providing More Training to More People, More Often Pete Guidinger The ABCs of ESG Liz Carroll Congratulations to our 25-Year Employees Another Year of Accomplishments by the Blue Team Bob Kierlin I’m not a marathon runner. Okay, that’s probably not a surprise to anyone; however, a marathon seems like a good metaphor for what we’re all living through right now. Doesn’t it sometimes feel like we’re hitting a wall, energy is low, and every new step (or new day) is a repeating and energy-draining event? THIS YEAR’S ARTICLES & TOPICS 2

We are in this together – the Blue Team – and I personally miss the human side, the camaraderie of coming together. For a step on the lighter side, let’s get back to the marathon and the next leg (yes, pun intended) of the run. During the last two years, we have maintained our energy and our hydration by (1) learning new things, (2) creating safer work environments, (3) expanding how we go to market, and (4) modifying how we operate. All of these steps were taken to evolve how the Blue Team serves each other and the needs of the market tomorrow. Our expanding Digital Footprint is a great example. For background, our Digital Footprint is how we illuminate the supply chain for our customers and bring greater efficiency in the process. It includes eCommerce (transacting electronically using web verticals, eProcurement, etc.) and FMI Technology (Fastenal Managed Inventory): FASTStock, FASTBin, and FASTVend. To put this into context, we believe 85% of our customers’ spend could eventually become part of our Digital Footprint. Two years ago, it was about 36% of sales. (This is an estimate; the reporting from our pre-mobility scanning technology wasn’t as crisp as what we’re able to capture today through our FASTStock solution.) Twelve months ago, our Digital Footprint had expanded to about 37% of sales, and today it is 46%. The momentum with our Digital Footprint is strong, and the marketplace is very receptive to the change. In the first half of 2022, it should break 50%, and we expect it to exceed 60% by the end of the year. Achieving this potential is all about our willingness and attitude to drive the change. As you can appreciate, a large Digital Footprint provides incredible amounts of usage information – what is being used, where it’s being used, when it’s being used, and who’s using it. This knowledge allows us to be more strategic about planning our customers’ supply chains, about staging our supply chain assets (inventory and equipment), about where we pick and consolidate a customer’s order (think LIFTs, Local Inventory Fulfillment Terminals), about providing insight to our suppliers about expected needs, and about making suggested improvements. This knowledge also allows us to help make every customer’s supply chain more resilient and effective, and allows us to grow faster and serve more customers. Everyone wins in this scenario (well, everyone but our competitors). Growth creates opportunities, and these opportunities are filled through internal promotions because we learn and build our skill sets every day. Our Fastenal School of Business exists to serve you – please continue to prepare yourself in 2022. As in prior years, we celebrated some new milestones in 2021. Here’s a partial list: 1. We were named one of the safest companies by EHS Today magazine. 2. The Blue Team in Mexico and Singapore celebrated 20 years in business. 3. Our FMI Technology program hit new heights. FASTStock exceeded $550 million in annual sales, FASTBin broke $5 million in monthly sales in September, and FASTVend surpassed one billion vends in December. 4. Our company sales eclipsed $6 billion for the first time. 5. Our market capitalization (total shares outstanding x price per share) broke $30 billion in April. Within the Blue Team, I’m a more seasoned member. (That’s a nice way to say I’m old – 58.) I remember watching humans land and walk on the moon. I remember my grandmother talking about humans learning to fly during her lifetime. I witnessed space travel as it transitioned from fiction to possible to routine, and I also remember learning about Earth from the perspective of space. This started with verbal descriptions and books, then moved to visuals, first on my family’s old black and white television, later in full-color video. Bottom line, here is this beautiful blue planet – yep, it’s blue – and it serves as an incredible home for all of us. Please take care of each other in 2022, and please continue to take care of this beautiful planet. If you see ways for us to conserve resources, to operate more efficiently, or to bring ideas to the market, please speak up – your ideas and insights are valued. In the months to come, you will hear more about two sets of initials: ESG (environmental, social, and governance) and DEI (diversity, equity, and inclusion). These terms have become more common in recent years; however, the underlying concepts aren’t new to the Blue Team. That said, aligning them with our core values will feel forced as long as they’re associated with detached and cold terminology. During 2022, we will work to transition to more meaningful and energizing language – words we can all relate to within Fastenal. Some early suggestions have been to brand ESG as simply Being Blue and to brand DEI as A Reason to Stay. Again, these are just initial thoughts. We will be engaging with the Blue Team to find the best branding. This may include a survey or two to solicit feedback and ideas. Let me close by saying thank you. Thank you for preparing yourself to get through the wall our global society is going to keep hitting until we transition from a pandemic to an endemic. This will happen; if for no other reason, because humanity needs it to happen. We will learn to live and succeed in the new normal. At Fastenal, we will do it in part by Being Blue and by giving everyone A Reason to Stay. Good luck in 2022, DAN FLORNESS President & Chief Executive OfficerMarathon 2021 ANNUAL REPORT 3

Operating Results 2021 % Change 2020 2019 2018 2017 2016 2015 2014 2013 2012 Net sales $ 6,010.9 6.4% $5,647.3 $5,333.7 $4,965.1 $4,390.5 $3,962.0 $3,869.2 $3,733.5 $3,326.1 $3,133.6 Gross profit $ 2,777.2 8.2% 2,567.8 2,515.4 2,398.9 2,163.6 1,964.8 1,948.9 1,897.4 1,719.4 1,614.5 % of net sales 46.2% 45.5% 47.2% 48.3% 49.3% 49.6% 50.4% 50.8% 51.7% 51.5% Operating income $ 1,217.4 6.6% 1,141.8 1,057.2 999.2 881.8 795.8 828.8 787.6 712.7 673.7 % of net sales 20.3% 20.2% 19.8% 20.1% 20.1% 20.1% 21.4% 21.1% 21.4% 21.5% Net earnings $ 925.0 7.7% 859.1 790.9 751.9 578.6 499.4 516.4 494.2 448.6 420.5 % of net sales 15.4% 15.2% 14.8% 15.1% 13.2% 12.6% 13.3% 13.2% 13.5% 13.4% Basic net earnings per share $ 1.61 7.5% 1.50 1.38 1.31 1.00 0.86 0.89 0.83 0.76 0.71 Basic weighted average shares outstanding 574.8 0.2% 573.8 573.2 573.9 576.4 577.9 582.9 593.0 593.5 592.2 Diluted net earnings per share $ 1.60 7.4% 1.49 1.38 1.31 1.00 0.86 0.88 0.83 0.75 0.71 Diluted weighted average shares outstanding (1) 577.1 0.3% 575.7 574.4 574.3 576.7 578.3 584.1 594.6 595.4 594.3 Dividends and Common Stock Purchase Summary 2021 % Change 2020 2019 2018 2017 2016 2015 2014 2013 2012 Cash dividends paid $ 643.7 -19.9% $803.4 $498.6 $441.9 $369.1 $346.6 $327.1 $296.6 $237.5 $367.3 % of net earnings 69.6% 93.5% 63.0% 58.8% 63.8% 69.4% 63.3% 60.0% 52.9% 87.3% Cash dividends paid per share $ $1.12 -20.0% 1.40 0.87 0.77 0.64 0.60 0.56 0.50 0.40 0.62 Purchases of common stock $ - 52.0 - 103.0 82.6 59.5 292.9 52.9 9.1 - % of net earnings - 6.1% - 13.7% 14.3% 11.9% 56.7% 10.7% 2.0% - Common stock shares purchased - 1.6 - 4.0 3.8 3.2 14.2 2.4 0.4 - Average price paid per share $ - $32.54 - $25.75 $21.72 $18.58 $20.63 $22.06 $22.70 - Financial Position at Year End 2021 % Change 2020 2019 2018 2017 2016 2015 2014 2013 2012 Operational working capital assets (accounts receivable, net, and inventories) $ 2,423.8 15.0% $2,106.9 $2,108.1 $1,993.0 $1,700.7 $1,492.7 $1,381.6 $1,331.3 $1,198.4 $1,087.5 Net working capital (4) (current assets less current liabilities) $ 2,174.4 15.2% 1,886.9 1,912.5 1,878.8 1,584.8 1,445.1 1,291.6 1,207.9 1,168.6 1,082.5 Fixed capital (property and equipment, net) $ 1,019.2 -1.1% 1,030.7 1,023.2 924.8 893.6 899.7 818.9 763.9 654.9 516.4 Total assets (4) $ 4,299.0 8.4% 3,964.7 3,799.9 3,321.5 2,910.5 2,668.9 2,532.5 2,359.1 2,075.8 1,815.8 Total debt (current portion of debt and long-term debt) $ 390.0 -3.7% 405.0 345.0 500.0 415.0 390.0 365.0 90.0 - - Total stockholders' equity $ 3,042.2 11.3% 2,733.2 2,665.6 2,302.7 2,096.9 1,933.1 1,801.3 1,915.2 1,772.7 1,560.4 Cash Flow Summary 2021 % Change 2020 2019 2018 2017 2016 2015 2014 2013 2012 Net cash provided by operating activities (2) $ 770.1 -30.1% $1,101.8 $842.7 $674.2 $585.2 $519.9 $550.3 $501.5 $418.9 $406.4 % of net earnings 83.3% 128.3% 106.5% 89.7% 101.1% 104.1% 106.6% 101.5% 93.4% 96.6% Less capital expenditures, net $ (148.2) -5.9% (157.5) (239.8) (166.8) (112.5) (183.0) (145.3) (183.7) (201.6) (133.9) % of net sales 2.5% 2.8% 4.5% 3.4% 2.6% 4.6% 3.8% 4.9% 6.1% 4.3% Acquisitions and other $ (0.3) -99.8% (124.2) 0.1 (7.1) (66.8) (5.1) (35.3) (5.6) (0.1) (0.1) Free cash flow (3) $ 621.6 -24.2% 820.1 603.0 500.3 405.9 331.8 369.7 312.2 217.2 272.4 % of net earnings 67.2% 95.5% 76.2% 66.5% 70.2% 66.4% 71.6% 63.2% 48.4% 64.8% All information contained in this Annual Report reflects the 2-for-1 stock split in 2019. (1) Reflects impact of stock options issued by the company that were in-the-money and outstanding during the period. (2) Reflects the impact of Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting, adopted January 1, 2017. 10-YEAR SELECTED FINANCIAL DATA (Amounts in Millions Except Per Share Information) 4

Operating Results 2021 % Change 2020 2019 2018 2017 2016 2015 2014 2013 2012 Net sales $ 6,010.9 6.4% $5,647.3 $5,333.7 $4,965.1 $4,390.5 $3,962.0 $3,869.2 $3,733.5 $3,326.1 $3,133.6 Gross profit $ 2,777.2 8.2% 2,567.8 2,515.4 2,398.9 2,163.6 1,964.8 1,948.9 1,897.4 1,719.4 1,614.5 % of net sales 46.2% 45.5% 47.2% 48.3% 49.3% 49.6% 50.4% 50.8% 51.7% 51.5% Operating income $ 1,217.4 6.6% 1,141.8 1,057.2 999.2 881.8 795.8 828.8 787.6 712.7 673.7 % of net sales 20.3% 20.2% 19.8% 20.1% 20.1% 20.1% 21.4% 21.1% 21.4% 21.5% Net earnings $ 925.0 7.7% 859.1 790.9 751.9 578.6 499.4 516.4 494.2 448.6 420.5 % of net sales 15.4% 15.2% 14.8% 15.1% 13.2% 12.6% 13.3% 13.2% 13.5% 13.4% Basic net earnings per share $ 1.61 7.5% 1.50 1.38 1.31 1.00 0.86 0.89 0.83 0.76 0.71 Basic weighted average shares outstanding 574.8 0.2% 573.8 573.2 573.9 576.4 577.9 582.9 593.0 593.5 592.2 Diluted net earnings per share $ 1.60 7.4% 1.49 1.38 1.31 1.00 0.86 0.88 0.83 0.75 0.71 Diluted weighted average shares outstanding (1) 577.1 0.3% 575.7 574.4 574.3 576.7 578.3 584.1 594.6 595.4 594.3 Dividends and Common Stock Purchase Summary 2021 % Change 2020 2019 2018 2017 2016 2015 2014 2013 2012 Cash dividends paid $ 643.7 -19.9% $803.4 $498.6 $441.9 $369.1 $346.6 $327.1 $296.6 $237.5 $367.3 % of net earnings 69.6% 93.5% 63.0% 58.8% 63.8% 69.4% 63.3% 60.0% 52.9% 87.3% Cash dividends paid per share $ $1.12 -20.0% 1.40 0.87 0.77 0.64 0.60 0.56 0.50 0.40 0.62 Purchases of common stock $ - 52.0 - 103.0 82.6 59.5 292.9 52.9 9.1 - % of net earnings - 6.1% - 13.7% 14.3% 11.9% 56.7% 10.7% 2.0% - Common stock shares purchased - 1.6 - 4.0 3.8 3.2 14.2 2.4 0.4 - Average price paid per share $ - $32.54 - $25.75 $21.72 $18.58 $20.63 $22.06 $22.70 - Financial Position at Year End 2021 % Change 2020 2019 2018 2017 2016 2015 2014 2013 2012 Operational working capital assets (accounts receivable, net, and inventories) $ 2,423.8 15.0% $2,106.9 $2,108.1 $1,993.0 $1,700.7 $1,492.7 $1,381.6 $1,331.3 $1,198.4 $1,087.5 Net working capital (4) (current assets less current liabilities) $ 2,174.4 15.2% 1,886.9 1,912.5 1,878.8 1,584.8 1,445.1 1,291.6 1,207.9 1,168.6 1,082.5 Fixed capital (property and equipment, net) $ 1,019.2 -1.1% 1,030.7 1,023.2 924.8 893.6 899.7 818.9 763.9 654.9 516.4 Total assets (4) $ 4,299.0 8.4% 3,964.7 3,799.9 3,321.5 2,910.5 2,668.9 2,532.5 2,359.1 2,075.8 1,815.8 Total debt (current portion of debt and long-term debt) $ 390.0 -3.7% 405.0 345.0 500.0 415.0 390.0 365.0 90.0 - - Total stockholders' equity $ 3,042.2 11.3% 2,733.2 2,665.6 2,302.7 2,096.9 1,933.1 1,801.3 1,915.2 1,772.7 1,560.4 Cash Flow Summary 2021 % Change 2020 2019 2018 2017 2016 2015 2014 2013 2012 Net cash provided by operating activities (2) $ 770.1 -30.1% $1,101.8 $842.7 $674.2 $585.2 $519.9 $550.3 $501.5 $418.9 $406.4 % of net earnings 83.3% 128.3% 106.5% 89.7% 101.1% 104.1% 106.6% 101.5% 93.4% 96.6% Less capital expenditures, net $ (148.2) -5.9% (157.5) (239.8) (166.8) (112.5) (183.0) (145.3) (183.7) (201.6) (133.9) % of net sales 2.5% 2.8% 4.5% 3.4% 2.6% 4.6% 3.8% 4.9% 6.1% 4.3% Acquisitions and other $ (0.3) -99.8% (124.2) 0.1 (7.1) (66.8) (5.1) (35.3) (5.6) (0.1) (0.1) Free cash flow (3) $ 621.6 -24.2% 820.1 603.0 500.3 405.9 331.8 369.7 312.2 217.2 272.4 % of net earnings 67.2% 95.5% 76.2% 66.5% 70.2% 66.4% 71.6% 63.2% 48.4% 64.8% (3) Free cash flow is not a financial measure calculated in accordance with GAAP and is reconciled to the most closely comparable GAAP measure, net cash provided by operating activities, in the chart above, with the GAAP measure presented first under 'Cash Flow Summary.' We define free cash flow as net cash provided by operating activities less capital expenditures, net of proceeds from sale of property and equipment, less cash paid for acquisitions. (4) Reflects the impact of Accounting Standards Update 2016-02, Leases, adopted January 1, 2019. FINANCIAL HIGHLIGHTS 2021 ANNUAL REPORT 5

$30.1 ($318.9) ($148.2) ($643.7) $65.6 ($52.0) $60.0 $75.7 $85.0 0 $2.7 ($9.2) 2018201920202021 Net Debt (proceeds from debt obligations, less payments against debt obligations) Other (all other uses or proceeds from gross cash flow) Purchases of Common Stock Payments of Dividends Cash Paid for Acquisitions Capital Expenditures (purchases of property and equipment, less proceeds from sale of property and equipment) Net Working Capital (changes to operating assets and liabilities, net of acquisitions) ($3.7) ($441.9) ($103.0) ($166.8) ($262.4) ($498.6) ($155.0) ($239.8) ($121.9) ($157.5) ($125.0) ($803.4) ($15.0) * Gross cash flow and some of its uses, including net debt, are non-GAAP measures. The information below provides details on how we define and calculate these measures, which are derived from GAAP financial measures contained in our financial statements. As of January 21, 2022, there were approximately 1,000 record holders of our common stock, which includes nominees or broker dealers holding stock on behalf of an estimated 411,000 beneficial owners. In 2021 and 2020, we paid dividends per share totaling $1.12 and $1.40, respectively. On January 18, 2022, we announced a quarterly dividend of $0.31 per share to be paid on March 2, 2022 to shareholders of record at the close of business on February 2, 2022. Our board of directors intends to continue paying quarterly dividends; however, any future determination as to payment of dividends will depend upon the financial condition and results of operations of the company and such other factors as are deemed relevant by the board of directors. In 2021, we did not purchase any shares of our common stock. In 2020, we purchased 1,600,000 shares of our common stock at an average price of $32.54 per share. GROSS CASH FLOW (Dollar Amounts in Millions) USES OF GROSS CASH FLOW (Dollar Amounts in Millions) The following chart displays the daily closing sales price of our shares listed on the Nasdaq Stock Market for the last two years. 2020 Nasdaq: FAST 2021 2021 2020 2019 2018 Net Earnings 925.0 859.1 790.9 751.9 Depreciation & Amortization (depreciation of property and equipment, and amortization of intangible assets) 170.7 162.4 148.7 138.2 Gross Cash Flow * 1,095.7 1,021.5 939.6 890.1 2021 2020 $ $ STOCK AND FINANCIAL DATA $30.1 ($318.9) ($148.2) ($643.7) $65.6 ($52.0) $60.0 $75.7 $85.0 0 $2.7 ($9.2) 2018201920202021 Net Debt (proceeds from debt obligations, less payments against debt obligations) Other (all other uses or proceeds from gross cash flow) Purchases of Common Stock Payments of Dividends Cash Paid for Acquisitions Capital Expenditures (purchases of property and equipment, less proceeds from sale of property and equipment) Net Working Capital (changes to operating assets and liabilities, net of acquisitions) ($3.7) ($441.9) ($103.0) ($166.8) ($262.4) ($498.6) ($155.0) ($239.8) ($121.9) ($157.5) ($125.0) ($803.4) ($15.0) 6

STOCK PERFORMANCE HIGHLIGHTS [1, 2]


$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
1987
1989
1991
1993
1995
1997
1999
2001
2003
2005
2007
2009
2011
2013
2015
2017
2019
2021
1,000 shares ($9,000) invested on August 20, 1987
Value on December 31, 2021: $12,299,520
Stock Split

HISTORICAL STOCK PERFORMANCE

INITIAL PUBLIC OFFERING (IPO)

On August 20, 1987 (date of our initial public offering), 1,000 shares of our stock sold for $9,000. Approximately 34 years later, on December 31, 2021, those 1,000 shares, having split eight times, had become 192,000 shares worth $12,299,520, for a gain of approximately 23.7% compounded annually. In addition, the holder of these shares would have received $1,705,824 in dividends since August 20, 1987, for a total gain of approximately 24.1% compounded annually.

TEN YEARS

On December 31, 2011, 1,000 shares of our stock sold for $43,620. Ten years later, on December 31, 2021, those 1,000 shares, having split once, were 2,000 shares worth $128,120, for a gain of approximately 11.4% compounded annually. In addition, the holder of these shares would have received $14,960 in dividends since December 2011, for a total gain of approximately 12.6% compounded annually.

FIVE YEARS

On December 31, 2016, 1,000 shares of our stock sold for $46,980. Five years later, on December 31, 2021, those 1,000 shares, having split once, were 2,000 shares worth $128,120, for a gain of approximately 22.2% compounded annually. In addition, the holder of these shares would have received $9,600 in dividends since December 2016, for a total gain of approximately 24.0% compounded annually.

DIVIDENDS

We have paid dividends in every year since 1991, and quarterly dividends since 2011. In addition, Fastenal paid a special one-time dividend during December 2020, 2012, and 2008.

[1] The share data represents past performance, which is no guarantee of future results.
[2] Unless otherwise noted, the amounts on this page are presented in whole numbers versus millions as is prevalent in the remainder of this document.

A SIMPLE PHILOSOPHY

Since going public in 1987, we have maintained a consistent focus on avoiding, if feasible, the potentially dilutive impact of our activities on our shareholders. To this end, we have grown our organization principally with internal cash flow, have supported the Fastenal Company and Subsidiaries 401(k) and Employee Stock Ownership Plan with stock purchased in the open market, and, since creating a stock option program in 2003, have periodically purchased common stock in the open market to, among other things, offset the potential impact of our stock option grants. We have purchased approximately 49.4 million shares since 2003 and have granted our employees options to purchase approximately 30.7 million shares. (Note: These amounts have been adjusted to reflect the impact of stock splits.) This has allowed us to balance internal investment with cash returns to shareholders. For example, in the last five years we have enjoyed total sales of $26,348 million and total pre-tax earnings of $5,244 million. During this same time period, we spent approximately $4,925 million to compensate a group of great employees, we supported our customers' needs by adding approximately $931 million in operational working capital assets (accounts receivable, net, plus inventory) and by spending approximately $825 million in net capital expenditures (purchases of property and equipment, net of proceeds of sales), and we returned $2,994 million to our shareholders. The latter was principally through dividends (approximately $2,757 million), with the remainder through share purchases.

A final point worth noting: We are an important element of the tax base in the many communities in which we operate. During the last five years, we have incurred approximately $1,339 million in income taxes, or approximately 25.5% of the pre-tax earnings noted above, and incurred or remitted approximately $1,275 million in employment taxes, $62 million in property taxes, $874 million in sales, use, and value-added taxes, and $5 million in other miscellaneous business-related taxes. This adds up to a total of approximately $3.6 billion in taxes funded in our communities.

FASTENAL 2021 ANNUAL REPORT 7

DIGITAL FOOTPRINT We’ve accelerated the development and deployment of our FMI Technology (Fastenal Managed Inventory) offering: FASTStock, FASTBin, and FASTVend. As a result, sales through FMI Technology and traditional eCommerce, collectively our “Digital Footprint,” have grown from an estimated 37.2% of company sales in 4Q20 to 46.4% of company sales in 4Q21. These technologies reduce cost and risk for customers by illuminating their inventory positions and usage activity. They also drive productivity for Fastenal by making product replenishment more proactive and efficient. As we look ahead, we believe our Digital Footprint will expand to approximately 85% of sales when we achieve $10 billion in annual revenue. LIFT Our deployment of Local Inventory Fulfillment Terminals (LIFTs) shifts responsibility for the replenishment of FMI devices from our in-market locations to regional micro-hubs. This increases our selling energy, and ultimately labor productivity, by increasing the proportion of time our sales personnel spend selling vs. servicing. We also enjoy a boost to our asset efficiency by consolidating FMI-related inventory into fewer locations. When we achieve $10 billion in annual sales, we believe our FMI program will generate $6.5 billion in revenue and 40% of those FMI sales will be serviced by LIFTs. BRANCHES We’re migrating U.S. branches from our traditional Customer Service Project (CSP) stocking model to our Customer Fulfillment Center (CFC) and Customer Service Branch (CSB) models. With these models, each location’s inventory is customized based on sales and market data. This includes removing lightly-sold and walk-in-oriented SKUs, improving asset efficiency. CFC locations (66.8% of our total U.S. branches at year-end 2021) are designed to reduce the amount of time branch personnel spend on smaller, retail-oriented customers so they can spend more time on larger local, regional, and national accounts, accelerating market share gains and improving labor productivity. We also anticipate this structure will enhance our occupancy leverage. GROSS PROFIT-TO-LABOR DOLLARS (In Millions) LABOR PRODUCTIVITY - U.S. BRANCHES SALES & OUR DIGITAL FOOTPRINT FMI SALES & LIFT FMI SALES SALES % OF SALES THRU LIFT % OF SALES THRU DIGITAL FOOTPRINT 2 0 2 1 2 0 2 1 E X P E C T A T I O N S E X P E C T A T I O N S F U T U R E F U T U R E In 2020 and 2021, the world faced successive waves of crises, from the initial shock of the pandemic and recession to a recovery marked by labor constraints, supply chain disruptions, and inflation in materials and transportation services. Against this backdrop, in 2021 the Blue Team did an outstanding job to produce 6.4% annual net sales growth. Over the same period, our pre-tax profit grew 6.6% and our margin expanded. We believe this productive growth is a product of investments we’ve made over the last two years in our technology, our supply chain, and our go-to-market strategy. Here’s a look at three examples. on PRODUCTIVE GROWTH FocusA $3.55 2017 2018 2019 2020 2021 $3.60 $3.65 $3.70 $3.75 $3.80 $3.85 $3.90 $3.95 $4.00 $4.05 42.7% $10 BILLION $6.5 BILLION $1.9 BILLION 2.5% 40% 85% $6 BILLION 8

DIRECTORS

SCOTT A. SATTERLEE



Chair of the Board; Retired President of North America Surface Transportation Division, C.H. Robinson Worldwide, Inc.

Director since 2009

MICHAEL J. ANCIUS



Vice President and Chief Financial Officer, A.L.M. Holding Company (construction and energy company)

Director since 2009

STEPHEN L. EASTMAN



President of the Aftermarket, Parts, Garments, and Accessories Division of Polaris Inc. (recreational vehicle manufacturer)

Director since 2015

DANIEL L. FLORNESS



President and Chief Executive Officer, Fastenal Company

Director since 2016

RITA J. HEISE



Self-Employed Business Consultant; Retired Corporate Vice President and Chief Information Officer of Cargill, Incorporated

Director since 2012

HSENGHUNG SAM HSU



Executive Vice President, Strategic Planning, Ecolab Inc.

Director since 2020

DANIEL L. JOHNSON



President and Chief Executive Officer of M.A. Mortenson Company (family-owned construction company)

Director since 2016

NICHOLAS J. LUNDQUIST



Retired Senior Executive Vice President - Operations, Fastenal Company

Director since 2019

SARAH N. NIELSEN



Chief Financial Officer, First Citizens Bank

Director since 2021

REYNE K. WISECUP



Senior Executive Vice President - Human Resources, Fastenal Company

Director since 2000

EXECUTIVE OFFICERS

DANIEL L. FLORNESS



President and Chief Executive Officer

Employee since 1996

WILLIAM J. DRAZKOWSKI



Executive Vice President - Sales

Employee since 1995

JAMES C. JANSEN



Executive Vice President - Manufacturing

Employee since 1992

HOLDEN LEWIS



Executive Vice President and Chief Financial Officer

Employee since 2016

SHERYL A. LISOWSKI



Executive Vice President - Chief Accounting Officer and Treasurer

Employee since 1994

CHARLES S. MILLER



Senior Executive Vice President - Sales

Employee since 1999

TERRY M. OWEN



Senior Executive Vice President - Sales Operations

Employee since 1999

JOHN L. SODERBERG



Senior Executive Vice President - Information Technology

Employee since 1993

JEFFERY M. WATTS



Executive Vice President - International Sales

Employee since 1996

REYNE K. WISECUP



Senior Executive Vice President - Human Resources

Employee since 1988

CORPORATE INFORMATION

ANNUAL MEETING
The annual meeting of shareholders will be at 10:00 a.m., Central Daylight Time, on Saturday, April 23, 2022, at the Remlinger Muscle Car Museum located at 3560 Service Drive, Winona, Minnesota.

LEGAL COUNSEL
Faegre Drinker Biddle & Reath LLP
Minneapolis, Minnesota

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KPMG LLP
Minneapolis, Minnesota

HOME OFFICE
Fastenal Company
2001 Theurer Boulevard
Winona, Minnesota 55987-0978
Phone: 507-454-5374 I Fax: 507-453-8049

FORM 10-K
A copy of our 2021 Annual Report on Form 10-K filed with the Securities and Exchange Commission is available without charge to shareholders upon written request to Investor Relations at the address of our home office listed on this page. Copies of our latest press releases, unaudited supplemental company information, and monthly sales information are available at: https://investor.fastenal.com.

TRANSFER AGENT
Equiniti Trust Company
Mendota Heights, Minnesota

2 0 2 1 A N N U A L R E P O R T 9706829 2021 Annual Report | JH 2.22 | Printed in the USA 2021 ANNUAL REPORT 1 A N N U A L R E P O R T 9706829 20 1 Annual Report | JH 2. 2 | Printed in the USA 2021 ANNUAL REPORT